                              FEDDERS CORPORATION
                        LIBERTY CORNER, NEW JERSEY 07938

                            ------------------------

                NOTICE OF ANNUAL MEETING OF FEDDERS STOCKHOLDERS

                           TO BE HELD ON JULY 9, 1996

                            ------------------------


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Fedders Corporation (the "Company") will be held at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, NJ 07060 on Tuesday, July 9, 1996 at 2:00 p.m. for the following purposes:


          1. To consider and act upon a proposal to approve the agreement and plan of merger between the Company and NYCOR, Inc. and the merger of NYCOR, Inc. into the Company;

          2. To elect three (3) directors to serve for a term of three (3) years and until their successors shall be elected and shall have qualified;

          3. To consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common, Class A and Preferred Stock;

          4. To consider and act upon a proposal to approve the adoption of the Company's Stock Option Plan VIII;

          5. To ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for the ensuing fiscal year; and

          6. To transact such other business as may properly come before the meeting or any adjournment thereof.


     The close of business on May 10, 1996 has been fixed as the record date for the determination of the holders of shares of the Company's Common Stock, Class B Stock and Class A Stock (on the proposal to increase the number of authorized shares of Class A Stock) entitled to notice of, and to vote at, the Annual Meeting. A list of the stockholders entitled to vote at the Annual Meeting will be available during the period ten (10) days prior to the date of the Annual Meeting for examination by any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours at the offices of the Company, Westgate Corporate Center, 505 Martinsville Road, Liberty Corner, New Jersey 07938.


                                          By order of the Board of Directors

                                          S. A. MUSCARNERA
                                          Secretary


Dated: May 11, 1996

       Liberty Corner, New Jersey

     IMPORTANT: THE BOARD OF DIRECTORS INVITES YOU TO ATTEND THE MEETING IN PERSON, BUT IF YOU ARE UNABLE TO BE PERSONALLY PRESENT, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IMMEDIATELY. NO POSTAGE IS REQUIRED IF THE PROXY IS RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE UNITED STATES.